Exhibit 3.101

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:08 PM 05/08/2015
FILED 01:49 PM 05/08/2015
SRV 150639767 - 5743846 FILE

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

GGCOF HEP BLOCKER, LLC

This Certificate of Formation is being executed as of May 8, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and tile this Certificate, does hereby certify as follows:

I.             Name. The name of the limited liability company is GGCOF HEP Blocker, LLC (the “Company”).

2.             Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 615 South DuPont Highway, Dover, DE 19901. The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation` as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person